February 28, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by Suburban Brands, Inc., which will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of the Company’s report to be filed on March 1, 2007. We agree with such statements made insofar as they relate to our Firm.

Very truly yours,

/s/ PMB Helin Donovan, LLP
PMB Helin Donovan, LLP.